SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



       Date of Report (Date of earliest event reported): February 28, 2006


                            ProAssurance Corporation
             (Exact name of registrant as specified in its charter)

        Delaware                    001-16533                 63-1261433
(State of Incorporation)      (Commission File No.)      (IRS Employer I.D. No.)


       100 Brookwood Place, Birmingham, Alabama                  35209
        (Address of Principal Executive Office)                (Zip code)

       Registrant's telephone number, including area code: (205) 877-4400


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|X| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
|_| Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17CFR 240.13e-(c))

ITEM 2.02       RESULTS OF OPERATION AND FINANCIAL CONDITION

     On February 28, 2006 we filed a press release reporting the results of our operations for the fourth quarter and year ended December 31, 2005. We are including a copy of the press release as Exhibit 99.1 and we are incorporating the Exhibit into this section by reference.


Item 9.01       Financial Statements and Exhibits

                  Exhibit     Description

                   99.1 Press release reporting results of our operations for the fourth quarter and year ended December 31, 2005, issued on February 28, 2006.


SIGNATURE

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                    Date: February 28, 2006



                                                 PROASSURANCE CORPORATION





                                                 By: /s/ Edward L. Rand, Jr.
                                                 -------------------------------
                                                         Edward L. Rand, Jr.
                                                         Chief Financial Officer







                                        2